Filed Pursuant to Rule 424(b)(3)
Registration No. 333-252018

PROSPECTUS SUPPLEMENT

(To Prospectus dated January 28, 2021)

PROSPECTUS

CREATD, INC.

4,719,531 Shares of Common Stock

This prospectus supplement amends and supplements the information in the prospectus, dated January 28, 2021 (the “Prospectus”) relating to the offer and sale of 4,719,531 shares of our common stock by the Selling Stockholders identified in the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prospectus and any future amendments or supplements thereto.

  We are filing this prospectus supplement to amend the Prospectus because, pursuant to that certain letter agreement dated November 18, 2022 (the “Letter Agreement”), between Creatd, Inc. (the “Company”) and the respective holders of an aggregate of 471,953 warrants described in the Prospectus (the “Warrants”), who are named as Selling Stockholders in the Prospectus, the Company has agreed to amend the exercise price of the Warrants to $1.00, in exchange for the immediate exercise of the Warrants. In addition, pursuant to the Letter Agreement, the Company will issue to the Selling Stockholders party thereto, for each Warrant held by such Selling Stockholder, one new warrant to purchase one share of the Company’s common stock, issued as of November 18, 2022, exercisable immediately, for a term of 60 months, at a price of $0.77, subject to customary adjustment provisions.

Investing in our securities involves significant risks. Please see “Risk Factors” beginning on page S-5 of the Prospectus and in the documents incorporated by reference into the Prospectus and in our most recent Annual Report on Form 10-K and in our most recent Quarterly Reports on Form 10-Q, and any amendments thereto, which are incorporated by reference into the Prospectus, and under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus supplement and the Prospectus for a discussion of the factors you should carefully consider before deciding to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus, this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 18, 2022